Exhibit 99.1

The First Bancshares, Inc. Reports Results for First Quarter ended March 31, 2020;

Declares Quarterly Dividend

HATTIESBURG, Miss., April 29, 2020 – The First Bancshares, Inc. (“FBMS” or “the Company”) (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) reported today an increase of 8.9% in net income available to common shareholders for the quarter ended March 31, 2020.

Highlights for the Quarter:

•	On December 18, 2019, the Company announced the signing of an Agreement and Plan of Merger with Southwest Georgia Financial Corporation (“SGB”), parent company of Southwest Georgia Bank, headquartered in Moultrie, GA. During the quarter ended March 31, 2020, all regulatory and shareholder approvals were received. Subsequent to quarter end, the closing was effective April 3, 2020.
•	Excluding loans acquired from acquisitions that closed in 2019, average loans increased $11.8 million, or 1.9% on an annualized basis for the sequential quarter comparison.
•	Excluding deposits acquired from acquisitions that closed in 2019, average deposits increased $114.3 million, or 15.4% on an annualized basis for the sequential quarter comparison.
•	Net interest income for the first quarter of 2020 was $34.1 million, an increase of $6.9 million, or 25.6% when compared to the first quarter of 2019.
•	Net interest income for the first quarter of 2020 was $34.1 million, an increase of $0.6 million, or 1.9% when compared to the fourth quarter of 2019.
•	Provision for loan losses totaled $7.1 million for the quarter of which $5.6 million was related to COVID-19 as compared to $0.9 million for the sequential quarter comparison.
•	Pre-tax, pre-provision operating earnings which excludes acquisition charges and treasury awards increased 29.9% to $17.8 million for the quarter ended March 31, 2020 as compared to $13.7 million for the first quarter of 2019.
•	Pre-tax, pre-provision operating earnings which excludes acquisition charges and treasury awards increased 1.1% to $17.8 million for the quarter ended March 31, 2020 as compared $17.6 million for the fourth quarter of 2019.
•	Due to the current economic environment, the allowance for loan losses increased 50% to $20.8 million or 0.80% of total loans at March 31, 2020 as compared to $13.9 million or 0.53% of total loans at December 31, 2019. The Company also has $10.8 million in credit marks associated with acquired loan portfolios and does not include credit marks for the SGB loan portfolio.
•	The Company elected to delay the adoption of the Current Expected Credit Losses (“CECL”) afforded through the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

M. Ray “Hoppy” Cole, President and Chief Executive Officer, commented, “I am very proud of how our team members have responded to our client’s needs in this volatile and uncertain time. They have worked long hours, and have adapted to rapidly changing circumstances. I appreciate their personal sacrifice and commitment to our Company’s success.

In light of the current economic environment, I am also pleased that our Company had another strong quarter. We experienced solid loan growth and strong deposit growth. Net interest income and Pre- tax, Pre-Provision earnings improved year over year and in sequential quarterly comparison.

We are excited about the merger with SGB. SGB builds additional market share for our Company in Georgia adding approximately $550 Million in assets serving the Moultrie, Valdosta and Tifton markets. SGB provides additional diversification to our loan portfolio and has a stable, core funded deposit base. We are thrilled to add their team of highly regarded community bankers to our group. As a result of the merger, our combined company now has approximately $4.5 billion in assets and 85 locations in 5 states.”

COVID-19

The impacts of the COVID-19 pandemic on the economy and the banking industry are rapidly evolving and the future effects are unknown at this time. The Company is working to adapt to the changing environment and proactively plan for contingencies. To that end, the Company has and is taking steps to protect the health of our employees and to work with our customers experiencing difficulties as a result of this virus. The Company has many non-branch personnel working remotely. All of our branches are open and we are servicing our clients with limited lobby access by appointment only. We have also been working through loan modifications and payment deferral programs to assist affected customers, and have increased our allowance for loan and lease losses.

Our staff has been working nonstop to assist clients with payment modifications and processing of Paycheck Protection Program (“PPP”) applications with the United States Small Business Administration (the “SBA”). As of April 24, 2020, we have 1,660 PPP loans approved through the SBA for $199.3 million and have processed payment modifications on 926 loans with principal balances of $401.5 million, representing 15% of total portfolio dollars.

As a result of the Company’s immediate response to COVID-19, including loan modifications/payment deferral programs and the Paycheck Protection Program, as well as acquisition and integration of SGB, and increased uncertainty related to certain judgments and estimates, the Company has elected to temporarily defer or suspend the application of two provisions of U.S. Generally Accepted Accounting Principles (GAAP), as allowed by the CARES Act, which was signed into law by the President on March 27, 2020.  Sections 4013 and 4014 of the CARES Act provide the Company with temporary relief from troubled debt restructurings and from CECL, which the Company believes prudent to elect in these challenging times to allow us time to provide consistent, high-quality financial information to our investors and other stakeholders.

For additional details related to our response and potential effects of COVID-19, see investor presentation filed and available under presentations and press releases included in the investor relations section of the company’s website: www.thefirstbank.com.

Quarterly Earnings

Net income available to common shareholders totaled $8.3 million for the quarter ended March 31, 2020, an increase of $0.7 million, or 8.9%, compared to $7.6 million for the quarter ended March 31, 2019, and a decrease of $3.5 million, compared to the fourth quarter of 2019.

Pre-tax, pre-provision operating earnings, which exclude acquisition charges and treasury awards, increased 29.9% to $17.8 million for the quarter ended March 31, 2020 as compared to $13.7 million for the first quarter of 2019 and increased 1.1% to $17.8 million for the quarter ended March 31, 2020 as compared $17.6 million for the fourth quarter of 2019.

Provision for loan losses totaled $7.1 million for the quarter ended March 31, 2020, an increase of $6.0 million, or 532% as compared to $1.1 million for the first quarter of 2019 and an increase of $6.3 million, or 736% as compared to $0.9 million for the fourth quarter of 2019. $5.6 million of the $7.1 million provision for loan loss expense for the quarter ended March 31, 2020 was related to anticipated economic effects of COVID-19.

Operating net earnings decreased 10.5%, or $1.0 million, for the quarter ended March 31, 2020, totaling $8.9 million, as compared to $9.9 million for the first quarter of 2019, and decreased $4.3 million, or 32.5%, as compared to $13.2 million for the fourth quarter of 2019. Operating net earnings for the first quarter of 2020 excludes merger-related costs of $0.6 million, net of tax. Operating net earnings for the first quarter of 2019 excludes merger-related costs of $2.5 million, net of tax, and income in the form of a financial assistance grant from the U. S. Department of Treasury of $0.2 million, net of tax. Operating net earnings for the fourth quarter of 2019 excludes merger-related costs of $1.8 million, net of tax and income in the form of financial assistance grant from the U. S. Department of Treasury of $0.5 million, net of tax.

Earnings Per Share

For the first quarter of 2020, fully diluted earnings per share were $0.44, compared to $0.48 for the first quarter of 2019 and $0.64 for the fourth quarter of 2019.

Excluding the impact of the merger-related costs and income described above, fully diluted operating earnings per share for the first quarter of 2020 were $0.47 as compared to $0.63 for the first quarter of 2019, and $0.72 for the fourth quarter of 2019.

The additional provision for loan losses expense of $5.6 million, or $4.3 million net of tax, for the quarter ended March 31, 2020, which is primarily attributable to the COVID-19 pandemic, accounted for $0.23 in fully diluted earnings per share.

Fully diluted earnings per share for the quarter ended March 31, 2020 include the issuance of 2,377,501 shares of our common stock during the first quarter of 2019 in association with the acquisition of FPB Financial Corp (“FPB”) and the issuance of 1,682,889 shares of our common stock during the fourth quarter of 2019 in association with the acquisition of First Florida Bancorp, Inc. (“FFB”). Fully diluted earnings per share for the quarter ended March 31, 2020 include the purchase by the Company of 168,188 shares throughout the calendar year 2019.

Fully diluted earnings per share for the quarter ended March 31, 2019 include the issuance of 2,377,501 shares of our common stock during the first quarter of 2019 in association with the acquisition of FPB Financial Corp (“FPB”).

Balance Sheet

Consolidated assets increased $119.9 million to $4.062 billion at March 31, 2020 from $3.942 billion at December 31, 2019. During the first quarter of 2020, cash and cash equivalents increased $117.9 due to increased deposits of $201.3 million. Borrowings were reduced by $98.1 million as compared to December 31, 2019.

Total average loans were $2.602 billion for the quarter ended March 31, 2020, as compared to $2.513 billion for the quarter ended December 31, 2019, and $2.167 billion for the quarter ended March 31, 2019, representing an increase of $89.8 million, or 3.6%, for the sequential quarter comparison, and an increase of $434.8 million, or 20.0%, in prior year quarterly comparison. The acquisitions of FPB and FFB accounted for $390.4 million, net of fair value marks, of the total increase in average loans as compared to the first quarter of 2019. The acquisition of FFB accounted for $78.0 million, net of fair value marks, of the total increase in average loans as compared to the fourth quarter of 2019.

Excluding the acquired loans, average loans increased $11.8 million, or 0.5% for the sequential quarter comparison. Excluding the acquired loans, average loans increased $44.4 million, or 2.0% as compared to the quarter ended March 31, 2019.

Total average deposits were $3.187 billion for the quarter ended March 31, 2020, as compared to $2.963 billion for the quarter ended December 31, 2019, and $2.600 billion for the quarter ended March 31, 2019, representing an increase of $223.3 million, or 7.5%, for the sequential quarter comparison, and an increase of $587.1 million, or 22.6%, in prior year quarterly comparison. The acquisitions of FPB and FFB accounted for $535.7 million of the total increase in average deposits as compared to the first quarter of 2019. The acquisition of FFB accounted for $109.0 million, net of fair value marks, of the total increase in average deposits as compared to the fourth quarter of 2019.

Excluding the acquired deposits, average deposits increased $114.3 million, or 3.9% for the sequential quarter comparison. Excluding the acquired deposits, average deposits increased $51.4 million, or 2.0% as compared to the quarter ended March 31, 2019.

The Company implemented Deposit Reclassification at the beginning of 2020. This program reclassifies noninterest bearing deposits and NOW deposit balances to money market accounts. This program reduces our reserve balance required at the Federal Reserve Bank of Atlanta which provides additional funds for liquidity and lending. At quarter end March 31, 2020, $409.3 million in noninterest deposit balances and $643.5 million in NOW deposit accounts were reclassified as money market accounts.

Asset Quality

Nonperforming assets totaled $47.1 million at March 31, 2020, a decrease of $1.3 million compared to $48.4 million at December 31, 2019 and an increase of $7.9 million compared to $39.2 million at March 31, 2019. Nonaccrual loans and loans past due 90 days and over still accruing increased $12.7 million as compared to March 31, 2019, while other real estate decreased $4.6 million as compared to March 31, 2019.

The ratio of the allowance for loan and leases losses (ALLL) to total loans was 0.80% at March 31, 2020, 0.53% at December 31, 2019 and 0.48% at March 31, 2019. This increase included a provision for loan losses related to COVID-19 of $5.6 million, or 0.23% of the increase in the ratio of ALLL to total loans. The ratio of annualized net charge-offs (recoveries) to total loans was 0.03% for the quarter ended March 31, 2020 compared to (0.002%) for the quarter ended December 31, 2019 and (0.008%) for the quarter ended March 31, 2019.

First Quarter 2020 vs. First Quarter 2019 Earnings Comparison

Net income available to common shareholders for the first quarter of 2020 totaled $8.3 million compared to $7.6 million for the first quarter of 2019, an increase of $0.7 million or 8.9%.

Operating net earnings for the first quarter of 2020 totaled $8.9 million compared to $9.9 million for the first quarter of 2019, a decrease of $1.0 million or 10.5%. The net after tax provision change in quarterly comparison totaled $4.6 million. The calculation of operating net earnings excludes the merger-related costs and the income for each quarter as discussed above.

Net interest income for the first quarter of 2020 was $34.1 million, an increase of $6.9 million when compared to the first quarter of 2019. The increase was due to interest income earned on a higher volume of loans. Fully tax equivalent (“FTE”) net interest income totaled $34.5 million and $27.4 million for the first quarter of 2020 and 2019, respectively. FTE net interest income increased $7.1 million in the prior year quarterly comparison due to increased loan volume. Purchase accounting adjustments accounted for $1.2 million of the difference in net interest income for the first quarter comparisons. First quarter 2020 FTE net interest margin of 3.93% included 28 basis points related to purchase accounting adjustments compared to 3.89% for the same quarter in 2019, which included 18 basis points related to purchase accounting adjustments. Excluding the purchase accounting adjustments, the core net interest margin decreased 6 basis points in prior year quarterly comparison.

Non-interest income increased $0.9 million for the first quarter of 2020 as compared to the first quarter of 2019 due to increased service charges and interchange fee income of $0.4 million, which increase is primarily attributable to the increase in our deposit base due to the acquisitions. Mortgage income increased $0.7 million in prior year quarterly comparison.

First quarter 2020 non-interest expense was $23.4 million, an increase of $1.5 million, or 7.1% as compared to the first quarter of 2019. Excluding the net decrease in acquisition charges of $2.4 million for the quarterly comparison, non-interest expense increased $4.0 million in the first quarter of 2020, of which $3.1 million was attributable to the operations of FPB and FFB, as compared to first quarter of 2019.

Investment securities totaled $788.9 million, or 19.4% of total assets at March 31, 2020, versus $620.5 million, or 17.6% of total assets at March 31, 2019. The average balance of investment securities increased $231.4 million in prior year quarterly comparison, primarily as a result of the acquisitions. The average tax equivalent yield on investment securities decreased 38 basis points to 2.94% from 3.32% in prior year quarterly comparison. The investment portfolio had a net unrealized gain of $21.4 million at March 31, 2020 as compared to a net unrealized gain of $5.5 million at March 31, 2019.

The FTE average yield on all earning assets increased 2 basis points in prior year quarterly comparison, from 4.76% for the first quarter of 2019 to 4.78% for the first quarter of 2020. Average interest expense decreased 20 basis points from 1.12% for the first quarter of 2019 to 0.92% for the first quarter of 2020. Cost of all deposits averaged 76 basis points for the first quarter of 2020 compared to 74 basis points for the first quarter of 2019.

First Quarter 2020 vs Fourth Quarter 2019 Earnings Comparison

Net income available to common shareholders for the first quarter of 2020 decreased $3.5 million to $8.3 million compared to $11.9 million for the fourth quarter of 2019. For the first quarter of 2020, fully diluted earnings per share were $0.44, compared to $0.64 for the fourth quarter of 2019.

Operating net earnings for the first quarter of 2020 compared to the fourth quarter of 2019 decreased $4.3 million or 32.5% from $13.2 million to $8.9 million. The net after tax provision change in the quarterly comparison totaled $4.8 million. Operating net earnings excludes the merger-related costs and the income discussed above. Fully diluted operating earnings per share for the first quarter of 2020 were $0.47 as compared to $0.72 for the fourth quarter of 2019.

Net interest income for the first quarter of 2020 was $34.1 million as compared to $33.4 million for the fourth quarter of 2019, an increase of $0.6 million. FTE net interest income increased $0.7 million to $34.5 million from $33.8 million in sequential-quarter comparison. First quarter 2020 FTE net interest margin of 3.93% included 28 basis points related to purchase accounting adjustments compared to 4.06% for the fourth quarter in 2019, which included 26 basis points related to purchase accounting adjustments. Excluding the purchase accounting adjustments, the core net interest margin decreased 15 basis points in sequential quarter comparison.

Investment securities totaled $788.9 million, or 19.4% of total assets at March 31, 2020, versus $791.8 million, or 20.1% of total assets at December 31, 2019. The average balance of investment securities increased $40.1 million in sequential-quarter comparison, primarily as a result of the acquisition of FFB. The average tax equivalent yield on investment securities decreased 12 basis points to 2.94% from 3.06% in sequential-quarter comparison. The investment portfolio had a net unrealized gain of $21.4 million at March 31, 2020 as compared to a net unrealized gain of $13.5 million at December 31, 2019.

The FTE average yield on all earning assets decreased in sequential-quarter comparison from 4.90% to 4.78%. Average interest expense decreased 19 basis points from 1.11% for the fourth quarter of 2019 to 0.92% for the first quarter of 2020. Cost of all deposits averaged 76 basis points for the first quarter of 2020 compared to 73 basis points for the fourth quarter of 2019.

Non-interest income decreased $1.1 million in sequential-quarter comparison resulting from decreased income in the form of financial assistance grant from the U. S. Department of Treasury in the amount of $0.7 million as well as decreased mortgage income in the amount of $0.2 million.

Non-interest expense for the first quarter of 2020 was $23.4 million compared to $25.0 million for the fourth quarter of 2019. Excluding acquisition charges for each quarter, non-interest expense remained constant at $22.7 million. First quarter 2020 included $0.6 million in increased expenses associated with FFB which was acquired in the fourth quarter.

Declaration of Cash Dividend

The Company announced that its Board of Directors declared a cash dividend of $0.10 per share to be paid on its common stock on May 26, 2020 to shareholders of record as of the close of business on May 11, 2020.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First has operations in Mississippi, Louisiana, Alabama, Florida and Georgia. The Company’s stock is traded on the NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Non-GAAP Financial Measures

Our accounting and reporting policies conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of our performance. This press release includes operating net earnings, pre-tax, pre-provision operating earnings, operating earnings per share, fully tax equivalent net interest income, total tangible common equity, tangible book value per common share and certain ratios derived from these non-GAAP financial measures. The Company believes that the non-GAAP financial measures included in this press release allow management and investors to understand and compare results in a more consistent manner for the periods presented in this press release. Non-GAAP financial measures should be considered supplemental and not a substitute for the Company’s results reported in accordance with GAAP for the periods presented, and other bank holding companies may define or calculate these measures differently. These non-GAAP financial measures should not be considered in isolation and do not purport to be an alternative to net income, earnings per share, net interest income, book value or other GAAP financial measures as a measure of operating performance. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measure is provided in this press release following the Condensed Consolidated Financial Information (unaudited).

Forward Looking Statements

This news release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute “forward looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Such statements can generally be identified by such words as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential,” and other similar words and expressions of the future or otherwise regarding the outlook for the Company’s future business and financial performance and/or the performance of the banking industry and economy in general. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risk and uncertainties which may cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on the information known to, and current beliefs and expectations of, the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. Factors that might cause such differences include, but are not limited to: (1) competitive pressures among financial institutions increasing significantly; (2) changes in economic or political conditions, either nationally or locally, particularly in areas in which the Company conducts operations; (3) interest rate risk; (4) changes in applicable laws, rules, or regulations, including changes to statutes, regulations or regulatory policies or practices as a result of, or in response to COVID-19; (5) risks related to the Company’s recently completed acquisitions, including that the anticipated benefits from the recently completed acquisitions are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions or other unexpected factors or events; (6) changes in management’s plans for the future; (7) credit risk associated with our lending activities; changes in interest rates, loan demand, real estate values, or competition; (8) changes in accounting principles, policies, or guidelines; (9) adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the COVID-19 pandemic; (10) the impact of the COVID-19 pandemic on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; (11) potential increases in the provision for loan losses resulting from the COVID-19 pandemic; and (12) other general competitive, economic, political, and market factors, including those affecting our business, operations, pricing, products, or services. These and other factors that could cause results to differ materially from those described in the forward-looking statements, as well as a discussion of the risks and uncertainties that may affect our business, can be found in our Annual Report on Form 10-K and in other filings we make with the Securities and Exchange Commission, which are available on the SEC’s website, http://www.sec.gov. Undue reliance should not be placed on forward-looking statements. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

Statements about the potential effects of the COVID-19 pandemic on the Company’s assets, business, liquidity, financial condition, prospects, and results of operations may constitute forward-looking statements and are subject to the risks that the actual effects may differ, possible materially, from what is reflected in these forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the depth, dispersion and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on customers, employees, third parties and the Company.

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands except per share data)
EARNINGS DATA	Quarter Ended 3/31/20	Quarter Ended 12/31/19	Quarter Ended 9/30/19	Quarter Ended 6/30/19	Quarter Ended 3/31/19
Total Interest Income	$41,598	$40,444	$37,241	$37,571	$33,273
Total Interest Expense	7,533	7,000	6,782	6,799	6,142
Net Interest Income	34,065	33,444	30,459	30,772	27,131
FTE net interest income*	34,526	33,847	30,739	31,040	27,388
Provision for loan losses	7,102	850	974	791	1,123
Non-interest income	6,474	7,574	7,103	6,716	5,554
Non-interest expense	23,439	24,960	20,825	20,891	21,893
Earnings before income taxes	9,998	15,208	15,763	15,806	9,669
Income tax expense	1,687	3,353	3,491	3,823	2,034
Net income available to common shareholders	$8,311	$11,855	$12,272	$11,983	$7,635

PER COMMON SHARE DATA
Basic earnings per share	$0.44	$0.65	$0.72	$0.70	$0.49
Diluted earnings per share	0.44	0.64	0.71	0.69	0.48
Diluted earnings per share, operating*	0.47	0.72	0.74	0.70	0.63
Quarterly dividends per share	.10	.08	.08	.08	.07
Book value per common share at end of period	29.49	28.91	27.92	27.22	26.30
Tangible book value per common share at period end*	19.52	18.87	19.39	18.72	17.79
Market price at end of period	19.07	35.52	32.30	30.34	30.90
Shares outstanding at period end	18,851,955	18,802,266	17,123,625	17,129,915	17,272,731
Weighted average shares outstanding:
Basic	18,818,115	18,241,244	17,131,080	17,182,049	15,646,476
Diluted	18,942,129	18,398,609	17,267,953	17,311,626	15,770,622

AVERAGE BALANCE SHEET DATA
Total assets	$3,990,493	$3,767,587	$3,439,202	$3,460,394	$3,181,761
Loans and leases	2,602,340	2,512,524	2,343,392	2,337,583	2,167,495
Total deposits	3,186,943	2,963,603	2,765,816	2,862,653	2,599,842
Total common equity	547,309	518,070	470,024	454,965	390,217
Total tangible common equity*	358,889	346,742	324,619	308,303	262,553

SELECTED RATIOS
Annualized return on avg assets (ROA)	0.83%	1.26%	1.43%	1.39%	0.96%
Annualized return on avg assets, operating*	0.89%	1.40%	1.49%	1.39%	1.25%
Annualized pre-tax, pre-provision, operating*	1.79%	1.87%	2.03%	1.93%	1.73%
Annualized return on avg common equity, operating*	6.50%	10.16%	10.91%	10.60%	10.18%
Annualized return on avg tangible common equity, oper*	9.91%	15.18%	15.80%	15.64%	15.13%
Average loans to average deposits	81.66%	84.78%	84.73%	81.66%	83.37%
FTE Net Interest Margin*	3.93%	4.06%	4.05%	4.07%	3.89%
Efficiency Ratio	57.17%	60.26%	55.03%	55.33%	66.46%
Efficiency Ratio, operating*	55.36%	55.67%	53.17%	55.09%	57.21%

CREDIT QUALITY
Allowance for loan losses (ALLL) as a % of total loans	0.80%	0.53%	0.56%	0.51%	0.48%
Nonperforming assets to tangible equity + ALLL	12.12%	13.13%	13.71%	11.42%	12.32%
Nonperforming assets to total loans + OREO	1.81%	1.86%	2.00%	1.61%	1.67%
Annualized QTD net charge-offs (recoveries) to total loans	0.03%	(0.002%)	0.004%	(0.01%)	(0.008%)

*See reconciliation of Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands)
BALANCE SHEET	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	June 30, 2019	Mar 31, 2019
Assets
Cash and cash equivalents	$286,759	$168,864	$159,990	$165,984	$248,576
Securities available-for-sale	762,977	765,087	612,002	598,607	598,796
Securities held-to-maturity	-	-	6,328	6,396	6,397
Other investments	25,911	26,690	22,517	17,819	15.298
Total investment securities	788,888	791,777	640,847	622,822	620,491
Loans held for sale	13,288	10,810	11,104	8,597	6,238
Total loans	2,602,288	2,600,358	2,349,986	2,351,998	2,335,348
Allowance for loan losses	(20,804)	(13,908)	(13,043)	(12,091)	(11,235)
Loans, net	2,581,484	2,586,450	2,336,943	2,339,907	2,324,113
Premises and equipment	108,013	104,980	96,726	97,115	94,624
Other Real Estate Owned	6,974	7,299	9,974	11,205	11,588
Goodwill and other intangibles	187,927	188,865	146,091	145,649	147,150
Other assets	88,468	82,818	80,256	81,305	80,199
Total assets	$4,061,801	$3,941,863	$3,481,931	$3,472,584	$3,532,979

Liabilities and Shareholders’ Equity
Non-interest bearing deposits^	$340,606	$723,208	$642,054	$645,838	$655,900
Interest-bearing deposits	2,937,188	2,353,325	2,119,181	2,185,362	2,258,418
Total deposits	3,277,794	3,076,533	2,761,345	2,831,200	2,914,318
Borrowings	116,180	214,319	136,250	71,250	61,750
Subordinated debentures	80,717	80,678	80,639	80,600	80,561
Other liabilities	31,184	26,675	25,609	23,253	22,003
Total liabilities	3,505,875	3,398,205	3,003,843	3,006,303	3,078,632
Total shareholders’ equity	555,926	543,658	478,088	466,281	454,347
Total liabilities and shareholders’ equity	$4,061,801	$3,941,863	$3,481,931	$3,472,584	$3,532,979

^Reclassified $409,333 to interest-bearing deposits

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands except per share data)
	Three Months Ended
EARNINGS STATEMENT	3/31/20	12/30/19	9/30/19	6/30/19	3/31/19
Interest Income:
Loans, including fees	$34,290	$33,556	$31,279	$30,912	$27,569
Investment securities	5,304	5,298	4,752	5,017	4,339
Accretion of purchase accounting adjustments	1,715	1,553	1,201	1,552	1,235
Other interest income	289	37	9	90	130
Total interest income	41,598	40,444	37,241	37,571	33,273
Interest Expense:
Deposits	6,034	5,489	5,156	5,377	4,275
Borrowings	917	771	451	288	546
Subordinated debentures	1,203	1,213	1,270	1,188	1,233
Accretion of purchase accounting adjustments	(621)	(473)	(95)	(54)	88
Total interest expense	7,533	7,000	6,782	6,799	6,142
Net interest income	34,065	33,444	30,459	30,772	27,131
Provision for loan losses	7,102	850	974	791	1,123
Net interest income after provision for loan losses	26,963	32,594	29,485	29,981	26,008

Non-interest Income:
Service charges on deposit accounts	1,914	2,110	1,979	1,918	1,831
Mortgage Income	1,567	1,720	1,800	1,559	909
Interchange Fee Income	1,986	2,075	2,252	2,045	1,652
Gain (loss) on securities, net	174	(9)	57	36	38
Financial Assistance Award/Bank Enterprise Award	-	714	-	-	233
Other charges and fees	833	964	1,015	1,158	891
Total non-interest income	6,474	7,574	7,103	6,716	5,554

Non-interest expense (benefit):
Salaries and employee benefits	13,228	13,092	11,612	11,615	10,697
Occupancy expense	2,918	3,190	2,632	2,532	2,442
FDIC/OCC premiums	147	147	111	426	(52)
Marketing	213	248	62	160	175
Amortization of core deposit intangibles	938	907	796	796	716
Other professional services	874	951	1,140	980	920
Acquisition charges	740	2,300	705	91	3,179
Other non-interest expense	4,381	4,125	3,767	4,291	3,816
Total Non-interest expense	23,439	24,960	20,825	20,891	21,893
Earnings before income taxes	9,998	15,208	15,763	15,806	9,669
Income tax expense	1,687	3,353	3,491	3,823	2,034
Net income available to common shareholders	$8,311	$11,855	$12,272	$11,983	$7,635

Diluted earnings per common share	$0.44	$0.64	$0.71	$0.69	$0.48
Diluted earnings per common share, operating*	$0.47	$0.72	$0.74	$0.70	$0.63

*See reconciliation of Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands except per share data)
	Year to Date
EARNINGS STATEMENT	2020	2019
Interest Income:
Loans, including fees	$34,290	$27,569
Investment securities	5,304	4,339
Accretion of purchase accounting adjustments	1,715	1,235
Other interest income	289	130
Total interest income	41,598	33,273
Interest Expense:
Deposits	6,034	4,275
Borrowings	917	546
Subordinated debentures	1,203	1,233
Amortization of purchase accounting adjustments	(621)	88
Total interest expense	7,533	6,142
Net interest income	34,065	27,131
Provision for loan losses	7,102	1,123
Net interest income after provision for loan losses	26,963	26,008

Non-interest Income:
Service charges on deposit accounts	1,914	1,831
Mortgage Income	1,567	909
Interchange Fee Income	1,986	1,652
Gain (loss) on securities, net	174	38
Financial Assistance Award/Bank Enterprise Award	-	233
Other charges and fees	833	891
Total non-interest income	6,474	5,554

Non-interest expense:
Salaries and employee benefits	13,228	10,697
Occupancy expense	2,918	2,442
FDIC/OCC premiums	147	(52)
Marketing	213	175
Amortization of core deposit intangibles	938	716
Other professional services	874	920
Acquisition charges	740	3,179
Other non-interest expense	4,381	3,816
Total Non-interest expense	23,439	21,893
Earnings before income taxes	9,998	9,669
Income tax expense	1,687	2,034
Net income available to common shareholders	$8,311	$7,635

Diluted earnings per common share	$0.44	$0.48
Diluted earnings per common share, operating*	$0.47	$0.63

*See reconciliation of Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands)
COMPOSITION OF LOANS	Mar 31, 2020	Percent of Total	Dec 31, 2019	Sept 30, 2019	June 30, 2019	Mar 31, 2019	Percent of Total
Commercial, financial and agricultural	$327,979	12.5%	$332,600	$338,584	$342,535	$340,333	14.5%
Real estate – construction	334,707	12.8%	359,195	284,103	352,826	348,788	14.9%
Real estate – commercial	1,048,854	40.1%	1,028,012	943,218	881,831	857,918	36.6%
Real estate – residential	828,378	31.7%	814,282	724,860	713,350	722,611	30.9%
Lease Financing Receivable	3,526	0.1%	3,095	3,239	3,616	3,060	0.1%
Obligations of States & subdivisions	18,218	0.7%	20,716	16,545	17,192	13,734	0.6%
Consumer	40,626	1.6%	42,458	39,437	40,648	48,904	2.1%
Loans held for sale	13,288	0.5%	10,810	11,104	8,597	6,238	0.3%
Total loans	$2,615,576	100%	$2,611,168	$2,361,090	$2,360,595	$2,341,586	100%

COMPOSITION OF DEPOSITS	Mar 31, 2020	Percent of Total	Dec 31, 2019	Sept 30, 2019	June 30, 2019	Mar 31, 2019	Percent of Total
Noninterest bearing^	$340,606	10.4%	$723,208	$642,054	$645,838	$655,900	22.5%
NOW and other^	478,526	14.6%	941,598	926,704	999,881	1,062,112	36.4%
Money Market/Savings^	1,826,973	55.7%	750,010	651,539	645,611	647,783	22.2%
Time Deposits of less than $250,000	462,808	14.1%	479,386	401,549	408,164	414,281	14.2%
Time Deposits of $250,000 or more	168,881	5.2%	182,331	139,489	131,706	134,242	4.7%
Total Deposits	$3,277,794	100%	$3,076,533	$2,761,345	$2,831,200	$2,914,318	100%

Deposits Without Reclassification^	Mar 31, 2020	Percent of Total
Noninterest bearing	$749,939	22.9%
Now and other	1,122,027	34.2%
Money Market/Savings	774,139	23.6%
Time Deposits of less than $250,000	462,808	14.1%
Time Deposits of $250,000 or more	168,881	5.2%
Total Deposits	$3,277,794	100%

ASSET QUALITY DATA	Mar 31, 2020		Dec 31, 2019	Sept 30, 2019	June 30, 2019	Mar 31, 2019
Nonaccrual loans	$37,751		$38,393	$35,175	$25,608	$26,502
Loans past due 90 days and over	2,393		2,715	2,116	989	943
Total nonperforming loans	40,144		41,108	37,291	26,597	27,445
Other real estate owned	6,974		7,299	9,974	11,205	11,588
Nonaccrual securities	-		-	52	208	208
Total nonperforming assets	$47,118		$48,407	$47,317	$38,010	$39,241

Nonperforming assets to total assets	1.16%		1.23%	1.36%	1.09%	1.11%
Nonperforming assets to total loans + OREO	1.81%		1.86%	2.00%	1.61%	1.67%
ALLL to nonperforming loans	51.82%		33.83%	34.98%	45.46%	40.94%
ALLL to total loans	0.80%		0.53%	0.56%	0.51%	0.48%

Quarter-to-date net charge-offs (recs)	$205		$(15)	$23	$(65)	$(47)
Annualized QTD net chg-offs (recs) to loans	0.03%		(0.002%)	0.004%	(0.01%)	(0.008%)

FIRST BANCSHARES, INC and SUBSIDIARIES

Condensed Consolidated Financial Information (unaudited)

(in thousands)

Yield	Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended
Analysis	March 31, 2020			December 31, 2019			September 30, 2019			June 30, 2019			March 31, 2019
		Tax			Tax			Tax			Tax			Tax
	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/
	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate

Taxable securities	$560,613	$3,944	2.81%	$556,004	$4,108	2.96%	$494,184	$3,926	3.18%	$497,988	$4,227	3.40%	$435,576	$3,581	3.29%
Tax-exempt
securities	224,212	1,821	3.25%	188,709	1,593	3.38%	127,750	1,108	3.47%	124,367	1,058	3.40%	117,831	1,015	3.45%
Total investment
securities	784,825	5,765	2.94%	744,713	5,701	3.06%	621,934	5,034	3.24%	622,355	5,285	3.40%	553,407	4,596	3.32%
in other banks	129,978	289	0.89%	80,612	37	0.18%	71,165	7	0.04%	89,936	90	0.40%	94,778	130	0.55%
Loans	2,602,340	36,005	5.53%	2,512,524	35,109	5.59%	2,343,392	32,480	5.54%	2,337,583	32,464	5.56%	2,167,495	28,804	5.32%
Total Interest
earning assets	3,517,143	42,059	4.78%	3,337,849	40,847	4.90%	3,036,491	37,521	4.94%	3,049,874	37,839	4.96%	2,815,680	33,530	4.76%
Other assets	473,350			429,738			402,711			410,520			366,081
Total assets	$3,990,493			$3,767,587			$3,439,202			$3,460,394			$3,181,761

Interest-bearing
liabilities:
Deposits	$3,042,529	$5,413	0.71%	$2,263,299	$5,016	0.89%	$2,140,419	$5,061	0.95%	$2,231,462	$5,323	0.95%	$2,024,718	$4,363	0.86%
Borrowed Funds	145,267	917	2.53%	174,475	771	1.77%	95,241	451	1.89%	37,760	288	3.05%	86,269	546	2.53%
Subordinated
debentures	80,697	1,203	5.96%	80,658	1,213	6.02%	80,619	1,270	6.30%	80,579	1,188	5.90%	80,540	1,233	6.12%
Total interest
bearing liabilities	3,268,493	7,533	0.92%	2,518,432	7,000	1.11%	2,316,279	6,782	1.17%	2,349,801	6,799	1.16%	2,191,527	6,142	1.12%
Other liabilities	174,691			731,085			652,899			655,628			600,017
Shareholders' equity	547,309			518,070			470,024			454,965			390,217
Total liabilities and
shareholders'
equity	$3,990,493			$3,767,587			$3,439,202			$3,460,394			$3,181,761

Net interest
income (FTE)*		$34,526	3.86%		$33,847	3.78%		$30,739	3.77%		$31,040	3.81%		$27,388	3.64%

Net interest margin (FTE)*			3.93%			4.06%			4.05%			4.07%			3.89%

Core net interest
margin*			3.65%			3.80%			3.86%			3.84%			3.71%

*See reconciliation for Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES Reconciliation of Non-GAAP Financial Measures (unaudited) (in thousands except per share data)
	Three Months Ended
Per Common Share Data	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	June 30, 2019	Mar 31, 2019
Book value per common share	$29.49	$28.91	$27.92	$27.22	$26.30
Effect of intangible assets per share	9.97	10.04	8.53	8.50	8.51
Tangible book value per common share	$19.52	$18.87	$19.39	$18.72	$17.79

Diluted earnings per share	$0.44	$0.64	$0.71	$0.69	$0.48
Effect of acquisition charges	0.04	0.14	0.04	0.01	0.21
Tax on acquisition charges	(0.01)	(0.03)	(0.01)	-	(0.05)
Effect of gain on sale of securities	-	-	-	-	-
Tax on gain on sale	-	-	-	-	-
Effect of Treasury awards	-	(0.04)	-	-	(0.01)
Tax on Treasury awards	-	0.01	-	-	-
Diluted earnings per share, operating	$0.47	$0.72	$0.74	$0.70	$0.63

	Year to Date
		2020		2019
Diluted earnings per share		$0.44		$0.48
Effect of acquisition charges		0.04		0.21
Tax on acquisition charges		(0.01)		(0.05)
Effect of gain on sale of securities		-		-
Tax on gain on sale		-		-
Effect of Treasury awards		-		(0.01)
Tax on Treasury awards		-		-
Diluted earnings per share, operating		$0.47		$0.63

	Year to Date
		2020		2019
Net income available to common shareholders		$8,311		$7,635
Acquisition charges		740		3,179
Tax on acquisition charges		(164)		(712)
Gain on sale of securities		-		-
Tax on gain on sale		-		-
Treasury awards		-		(233)
Tax on Treasury awards		-		59
Net earnings available to common shareholders, operating		$8,887		$9,928

		Three Months Ended
Average Balance Sheet Data		Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	June 30, 2019	Mar 31, 2019
Total average assets	A	$3,990,493	$3,767,587	$3,439,202	$3,460,394	$3,181,761
Total average earning assets	B	3,517,143	$3,337,849	$3,036,492	$3,049,874	$2,815,680
			`
Common Equity	C	$547,309	$518,070	$470,024	$454,965	$390,217
Less intangible assets		188,420	171,328	145,405	146,662	127,664
Tangible common equity	D	$358,889	$346,742	$324,619	$308,303	$262,553

		Three Months Ended
Net Interest Income Fully Tax Equivalent		Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	June 30, 2019	Mar 31, 2019
Net interest income	E	$34,065	$33,444	$30,459	$30,772	$27,131
Tax-exempt investment income		(1,360)	(1,190)	(828)	(790)	(758)
Taxable investment income		1,821	1,593	1,108	1,058	1,015
Net Interest Income Fully Tax Equivalent	F	$34,526	$33,847	$30,739	$31,040	$27,388

Annualized Net Interest Margin	E/B	3.87%	4.01%	4.01%	4.04%	3.85%
Annualized Net Interest Margin, Fully Tax Equivalent	F/B	3.93%	4.06%	4.05%	4.07%	3.89%

		Three Months Ended
Core Net Interest Margin		Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	June 30, 2019	Mar 31, 2019
Net interest income (FTE)		$34,526	$33,847	$30,739	$31,040	$27,388
Less purchase accounting adjustments		2,336	2,026	1,296	1,607	1,147
Net interest income, net of purchase accounting adj	G	$32,190	$31,821	$29,443	$29,433	$26,241

Total average earning assets		$3,517,143	$3,337,849	$3,036,492	$3,049,874	$2,500,709
Add average balance of loan valuation discount		12,237	12,252	13,679	15,265	12.803
Avg earning assets, excluding loan valuation discount	H	$3,529,380	$3,350,101	$3,050,171	$3,065,139	$2,513,511

Core net interest margin	G/H	3.65%	3.80%	3.86%	3.84%	3.84%

		Three Months Ended
Efficiency Ratio		Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	June 30, 2019	Mar 31, 2019
Operating Expense
Total non-interest expense		$23,439	$24,960	$20,825	$20,891	$21,893
Pre-tax non-operating expenses		(740)	(2,300)	(705)	(91)	(3,179)
Adjusted Operating Expense	I	$22,699	$22,660	$20,120	$20,800	$18,714

Operating Revenue
Net interest income, FTE		$34,526	$33,847	$30,739	$31,040	$27,388
Total non-interest income		6,474	7,574	7,103	6,716	5,554
Pre-tax non-operating items		-	(714)	-	-	(233)
Adjusted Operating Revenue	J	$41,000	$40,707	$37,842	$37,756	$32,709

Efficiency Ratio, operating	I/J	55.36%	55.67%	53.17%	55.09%	57.21%

		Three Months Ended
Return Ratios		Mar 31, 2020	Dec 31, 2019	Sept 30, 2019	June 30, 2019	Mar 31, 2019
Net income available to common shareholders	K	$8,311	$11,855	$12,272	$11,983	$7,635
Acquisition charges		740	2,300	705	91	3,179
Tax on acquisition charges		(164)	(461)	(152)	(23)	(712)
Gain on sale		-	-	-	-	-
Tax on gain on sale		-	-	-	-	-
Treasury awards		-	(714)	-	-	(233)
Tax on Treasury awards		-	181	-	-	59
Net earnings available to common shareholders, oper	L	$8,887	$13,161	$12,825	$12,051	$9,928

Pre-Tax Pre-Provision Operating Earnings
Earnings before income taxes	L	$9,998	$15,208	$15,763	$15,806	$9,669
Acquisition charges		740	2,300	705	91	3,179
Provision for loan losses		7,102	850	974	791	1,123
Treasury Awards		-	(714)	-	-	(233)
Pre-Tax, Pre-Provision Operating Earnings	M	$17,840	$17,644	$17,442	$16,688	$13,738

Annualized return on avg assets	K/A	0.83%	1.26%	1.43%	1.39%	0.96%
Annualized return on avg assets, oper	L/A	0.89%	1.40%	1.49%	1.39%	1.25%
Annualized pre-tax, pre-provision, oper	M/A	1.79%	1.87%	2.03%	1.93%	1.73%
Annualized return on avg common equity, oper	L/C	6.50%	10.16%	10.91%	10.60%	10.18%
Annualized return on avg tangible common equity, oper	L/D	9.91%	15.18%	15.80%	15.63%	15.13%

Mortgage Department
Net Interest Income after provision for loan losses		$119	$59	$200	$194	$176
Loan fee income		1,567	1,720	1,800	1,559	909
Salaries and employee benefits		1,077	975	986	941	823
Other non-interest expense		152	164	134	140	154
Earnings before income taxes		$457	$640	$880	$672	$108

CONTACT:	For additional information, contact:

M. Ray “Hoppy” Cole

Chief Executive Officer

Dee Dee Lowery

Chief Financial Officer

(601) 268-8998